Filed Pursuant to Rule 424(b)(3)
Registration No. 333-13160

PRICING SUPPLEMENT NO. 7, dated August 5, 2003
(To Prospectus dated February 28, 2001 and Prospectus Supplement dated February 28, 2001)
(CUSIP No. 23383FBJ3)

$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series D
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note: Floating Rate Note
Principal Amount: $200,000,000
Issue Price: 100%
Calculation Agent: JPMorgan Chase Bank
Original Issue Date/Settlement Date: August 8, 2003
Stated Maturity: August 8, 2006
Initial Interest Rate: To be determined on August 6, 2003
Specified Currency: U.S. Dollars or other currencies     U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: ☐Yes ☒ No
      (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate	☐ CD Rate
	☐ Federal Funds Rate	☐ Prime Rate	☐ Other (see attachment hereto)
	If LIBOR, Designated Page:	☐ Reuters Page	☒ Telerate Page
	If LIBOR, Index Currency:	U.S. Dollars

Interest Reset Period: quarterly

Interest Reset Dates: November 8th, February 8th, May 8th, August 8th

Interest Payment Period: quarterly

Interest Payment Dates: November 8th, February 8th, May 8th, August 8th

Index Maturity: quarterly

Spread (+/-): 100

Spread Multiplier: n/a

Maximum Interest Rate: n/a

Minimum Interest Rate: n/a

Redemption:	☒	The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
	☐	The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be           % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by           % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☒	The Notes cannot be repaid prior to maturity.
	☐	The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s): _______________________

Repayment Price: _______________________

Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☒ No

Discount Notes: ☐ Yes ☒ No

Total Amount of OID: _______________________ Yield to Maturity: _______________________ Initial Accrual Period OID: _______________________

Agent’s Discount or Commission: 0.25%

Agent’s Capacity: [ ] Agent [X] Principal

Net proceeds to Company (if sale to Agent as principal): $199,500,000

Agent:	☐	Banc of America Securities LLC	☐	Goldman, Sachs & Co.
	☐	Credit Suisse First Boston Corporation	☐	J.P. Morgan Securities Inc.
	☐	Deutsche Bank Securities Inc.	☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated
			☒	Citigroup Capital Markets Inc.

Additional Terms:

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